EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-143957) on Form S-3 and (No. 333-141591) on Form S-8 of Capital Gold Corporation of our report dated October 28, 2008 (Except for Notes 26 and 27, as to which the date is February 27, 2009) relating to our audit of the consolidated financial statements of Capital Gold Corporation and Subsidiaries, which appears in this Amendment No. 2 to Annual Report on Form 10-K/A of Capital Gold Corporation for the year ended July 31, 2008.

WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York
March 19, 2009